Exhibit 4.1

SIXTH AMENDMENT TO THE MANAGEMENT AGREEMENT

This SIXTH AMENDMENT TO THE MANAGEMENT AGREEMENT (this “Amendment”), dated as of August 29, 2019 is made by and between Navios Maritime Acquisition Corporation, a Marshall Islands corporation (“NMAC”) and Navios Tankers Management Inc., a Marshall Islands corporation (“Tankers Management”, and together with NMAC, the “Parties”) and amends the Management Agreement (including all amendments thereto, the “Agreement”) entered into between NMAC and Navios Shipmanagement Inc. (“Shipmanagement”) on May 28, 2010 as such Agreement was assigned to Tankers Management via an assignment agreement among the Parties and Shipmanagement dated September 10, 2010 and subsequently amended. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	In Section 1, Definitions, add the following definition:

“Termination Fee” means the Fixed Daily Fees and the Management Fees for the full calendar year preceding the termination date.

2.	The fourth paragraph of the first page of the Agreement shall be amended and restated in its entirety as follows:

“NOW THEREFORE, the parties agree that, in consideration for the Manager providing the commercial and technical management services set forth in Schedule “A” to this Agreement (the “Services”), and subject to the Terms and Conditions set forth in Article I attached hereto, Navios Acquisition shall pay to the Manager the fees set forth in Schedule “B” to this Agreement (the “Fees”) and, if applicable, the Extraordinary Fees and Costs.

3.	The first paragraph of Section 6 of Article I shall be amended and restated in its entirety as follows:

“Section 6: Service Fee/Reimbursement of Costs and Expenses. In consideration for the Manager providing the Services, Navios Acquisition shall pay the Manager the Fees as set out in Schedule “B” to this Agreement and the Extraordinary Fees and Costs, if applicable.

4.	Section 9, paragraph 1 is hereby amended and substituted in its entirety:

Section 9. Term and Termination. With respect to each of the Vessels, this Agreement shall commence on the Closing Date and shall continue until January 1, 2025 and shall be automatically renewed for a period of other five (5) years, unless terminated by either party hereto on not less than one hundred and twenty (120) days’ notice if:

5.	At the end of the second last paragraph of Section 9, the following paragraph shall be inserted:

If the Agreement is terminated on or before December 31, 2024, the Termination Fee is immediately due and payable to the Manager.

6.	The first paragraph of Schedule “B” shall be amended and restated in its entirety as follows:

“In consideration for the provision of the Services listed in Schedule “A” by the Manager to Navios Acquisition, Navios Acquisition shall pay the Manager:

1.

Until December 31, 2019 a fixed daily fee of US$7,150 per owned LR1 product tanker vessel, $6,500 per owned MR2 product tanker vessel and chemical tanker vessel, and $9,500 per VLCC tanker vessel, payable on the last day of each month.

2.

Commencing January 1, 2020, a fixed daily fee of US$7,225 per owned LR1 product tanker vessel, $6,825 per owned MR2 product tanker vessel and chemical tanker vessel, and $9,650 per VLCC tanker vessel, payable on the last day of each month for two years (months one to twenty-four) (the “Fixed Daily Fee”); unless the parties agree otherwise, for each 12 month period after such two years, a 3% increase of the Fixed Daily Fee per Owned Vessel. Navios Acquisition’s payment to the Manager for dry-docking expenses shall be at-cost for all vessels.

3.	a technical and commercial management daily fee of $50 per Vessel (the “Management Fee”)

7.	Full Force and Effect. Except as modified by this Amendment, all other terms and conditions in the Agreement shall remain in full force and effect.

8.

Effect. Unless the context otherwise requires, the Agreement and this Amendment shall be read together and shall have effect as if the provisions of the Agreement and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean the Agreement, as amended, as further modified by this Amendment.

9.	Counterparts. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

NAVIOS MARITIME ACQUISITION CORPORATION

/s/ Leonidas Korres
By: Leonidas Korres
Title: Chief Financial Officer

NAVIOS TANKERS MANAGEMENT INC.

/s/ Efstratios Desypris
By: Efstratios Desypris
Title: President/Director

[Signature Page - Amendment to Management Agreement]